TERMINATION AND RESTRUCTURE AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”), dated as of October 28, 2016, is made by and among PRECIOUS INVESTMENTS INC., a Nevada corporation (“PNIK”) and Farrah Khan, the sole shareholder of KARRAH Inc (the “Shareholder”), and KARRAH INC., an Ontario Corporation (the "Company").

Background

WHEREAS, the parties entered into an Acquisition of Shares Agreement on April 25, 2016 (the “Agreement”).

WHEREAS, the fulfillment of the Agreement was not possible because of an audit of the Company’s inventory was not possible.

WHEREAS, the parties wish to terminate the Agreement and restructure the transaction to benefit the parties.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound hereby, the Parties agree as follows:

1. Termination of the Agreement. Effective immediately, the Agreement shall be terminated in its entirety and shall be of no further force or effect.

2. Obligation to Pay under the Agreement. No party shall be required to pay the consideration required of them under the Agreement.

3. Purchase of Customer List and Certain Inventory. The parties acknowledge that PNIK, in furtherance of the Agreement, used the Company’s customer list to make certain connections that greatly benefitted PNIK. The parties further acknowledge that PNIK acquired certain precious gem assets from the Company. In consideration thereof, PNIK shall issue to the Company or its nominee a three year promissory note (the “Note”) in the amount of $1,500,000, with interest at 6% per annum. Interest will be payable at maturity or from time to time at PNIK’s sole discretion. PNIK has have the right to prepay the Note.

4. Miscellaneous.

a. Counterparts. This Termination Agreement may be executed in two or more counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

b. Further Assurances. Each party shall cooperate with, and take such action as may be reasonably requested by, another party in order to carry out the provisions and purposes of this Termination Agreement, generally, and the transactions contemplated hereunder.

c. Headings. The headings in this Termination Agreement are for convenience of reference only and shall not constitute a part of the Agreement, nor shall they affect its meaning, construction or effect.

5. Entire Agreement. This Termination Agreement, and all of the provisions hereof, shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and executors, administrators and heirs. This Termination Agreement, sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supersedes all prior discussions and understandings of any and every nature among them.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PRECIOUS INVESTMENTS, INC. /s/ Kashif Khan Kashif Khan CEO	KARRAH INC. /s/ Farrah Khan Farrah Khan President
/s/ Farrah Khan Farrah Khan, individually